Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox
NAVTEQ Corporation
Tel: 312-894-7500
e-M: investorrelations@navteq.com

NAVTEQ Reports Record Second Quarter Revenue and Operating Income

Chicago, IL – July 31, 2007 – NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record second quarter revenue and operating income for the quarter ended July 1, 2007.

Revenue in the quarter rose 49% over the second quarter of 2006 to $202.3 million. Operating income was $54.0 million, compared to $33.1 million in last year’s second quarter. Net income was $40.9 million, compared to $23.8 million in the prior year’s second quarter. Earnings per diluted share were $0.41, compared to $0.25 in the second quarter of 2006.

For the first six months of 2007, revenue was $362.3 million, which represented growth of 40% over the first six months of 2006. Year-to-date operating income was $92.4 million, compared to $53.8 million for the same period in 2006. First half net income was $71.1 million, compared to $39.9 million for the same period in 2006. Year-to-date diluted earnings per share were $0.72, compared to $0.42 for the first six months of 2006.

-more-

“Our exceptional second quarter results and strong first half performance give us great momentum as we enter the second half of the year,” said Judson Green, President and Chief Executive Officer of NAVTEQ. “We are particularly excited by the surging growth we have seen in maps for portable devices and the relative stability of our automotive business despite unfavorable car sales trends in our core geographies.”

“First half expenses were lighter than we originally anticipated due to adjustments we made to our database investment plan and lower than expected costs in our distribution business,” Mr. Green continued. “We expect the second half of the year will be an important investment period for the company as we work toward completion of the projects and initiatives in our annual operating plan.”

Revenue from NAVTEQ’s Europe, Middle East & Africa (EMEA) operations totaled $117.6 million in the quarter, up 39% from $84.7 million in the second quarter of 2006. The average U.S. dollar/euro exchange rate in the second quarter was $1.35, compared to $1.26 in the comparable period last year. Americas revenue was $81.8 million in the quarter, a 64% increase over the $49.9 million posted in the second quarter of 2006. Asia Pacific revenue, which is derived from the company’s Korean subsidiary, was $2.8 million.

Cash and marketable securities totaled $390.1 million at July 1, 2007. Net cash provided by operating activities for the first six months of 2007 was $153.0 million.

Business Outlook

The following forward-looking statements reflect NAVTEQ management’s expectations as of July 31, 2007. Management is revising its full-year outlook primarily as a result of the company’s strong first half performance and better-than-expected growth trends in maps for portable devices. For the fiscal year 2007, NAVTEQ expects revenue of $780 million to $795 million and earnings per diluted share of $1.45 to $1.50. These ranges assume an effective worldwide tax rate of approximately 29%, an average U.S. dollar/euro exchange rate of $1.35, and average diluted shares outstanding of approximately 99.6 million on a full year basis.

Earnings Call Information

The conference call will take place on Tuesday, July 31, 2007 at 5:00PM ET and be available via webcast at http://investor.navteq.com or by calling 866-831-6247 (North America) 617-213-8856 (international) with passcode 71074582.

An on-demand replay of the conference call will be available at the website above for thirty days following the call. The company will also provide a replay of the conference call at 888-286-8010 (North America) 617-801-6888 (international) with passcode 98949086. The telephone replay will be accessible for one week following the call.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has over 3,000 employees located in 168 offices in 30 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Such statements may include, but are not limited to, planned expenditures and expectations of future financial performance and operating results. The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 2, 2006	July 1, 2007	July 2, 2006	July 1, 2007
	(Unaudited)
Net revenue:
Digital map licensing and related revenues	$133,062	183,268	$251,527	333,971
Advertising	—	15,565	—	21,793
Other	2,883	3,471	6,743	6,491
Total net revenue	135,945	202,304	258,270	362,255

Operating costs and expenses:
Database creation and delivery costs	65,686	94,263	128,537	168,518
Selling, general, and administrative expenses	37,133	54,011	75,884	101,364
Total operating costs and expenses	102,819	148,274	204,421	269,882
Operating income	33,126	54,030	53,849	92,373
Other income	2,034	4,041	4,368	7,828
Income before income taxes	35,160	58,071	58,217	100,201
Income tax expense	11,396	17,177	18,775	29,058
Net income before cumulative effect of change in accounting principle	23,764	40,894	39,442	71,143
Cumulative effect of change in accounting principle, net of tax	—	—	506	—
Net income	$23,764	40,894	$39,948	71,143

Earnings per share of common stock before cumulative effect of change in accounting principle –
Basic	$0.26	$0.42	$0.43	$0.74
Diluted	$0.25	$0.41	$0.41	$0.72

Cumulative effect of change in accounting principle per share of common stock –
Basic	$—	$—	$0.01	$—
Diluted	$—	$—	$0.01	$—

Earnings per share of common stock –
Basic	$0.26	$0.42	$0.43	$0.74
Diluted	$0.25	$0.41	$0.42	$0.72

Weighted average shares of common stock outstanding –
Basic	93,023	97,817	92,680	96,310
Diluted	95,754	100,156	95,644	98,712

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	July 1,
	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,335	113,855
Short-term marketable securities	137,163	213,468
Accounts receivable, net	126,081	127,391
Deferred income taxes, net	9,232	26,483
Prepaid expenses and other current assets	17,744	20,097

Total current assets	412,555	501,294

Property and equipment, net	27,462	78,353
Capitalized software development costs, net	18,844	23,071
Long-term deferred income taxes, net	187,391	220,231
Long-term marketable securities	63,033	62,759
Goodwill and acquired intangible assets, net	72,814	210,453
Deposits and other assets	12,602	3,716

Total assets	$794,701	1,099,877

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$22,874	22,581
Accrued payroll and related liabilities	33,571	36,163
Other accrued expenses	40,327	56,111
Deferred revenue	43,639	55,287

Total current liabilities	140,411	170,142

Long-term deferred revenue	2,874	45,273
Other long-term liabilities	2,035	22,213

Total liabilities	145,320	237,628

Stockholders’ equity	649,381	862,249

Total liabilities and stockholders’ equity	$794,701	1,099,877

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended
	July 2, 2006	July 1, 2007
	(Unaudited )

Cash flows from operating activities:
Net income	$39,948	71,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,290	19,432
Deferred income taxes	13,661	1,705
Stock compensation expense	8,542	9,542
Cumulative effect of change in accounting principle	(506)	—
Provision for doubtful receivables	4,739	1,211
Noncash other	611	—
Changes in operating assets and liabilities, net of effects of acquisitions	(28,881)	49,968

Net cash provided by operating activities	52,404	153,001

Cash flows from investing activities:
Acquisition of property and equipment	(5,919)	(33,617)
Capitalized software development costs	(5,536)	(10,460)
Net purchases of marketable securities	(77,071)	(75,484)
Payments for acquisitions, net of cash acquired	(5,044)	(47,363)
Note receivable	(300)	—

Net cash used in investing activities	(93,870)	(166,924)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	3,900	3,298

Net cash provided by financing activities	3,900	3,298

Effect of exchange rate changes on cash	1,613	2,145

Net increase in cash and cash equivalents	(35,953)	(8,480)

Cash and cash equivalents at beginning of period	85,070	122,335

Cash and cash equivalents at end of period	$49,117	113,855